Exhibit 2.1
Execution Copy
CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
among
UNIVERSAL COMPRESSION, INC.
UCO COMPRESSION 2005 LLC
UCI LEASING HOLDING GP LLC
UCI LEASING HOLDING LP LLC
UCI COMPRESSOR HOLDING, L.P.
UCO GP, LLC
UCI GP LP LLC
UCO GENERAL PARTNER, LP
UCI MLP LP LLC
UCLP OLP GP LLC
UC OPERATING PARTNERSHIP, L.P.
UCLP LEASING GP LLC
UCLP LEASING, L.P.
and
UNIVERSAL COMPRESSION PARTNERS, L.P.
dated as of
MAY 29, 2007

TABLE OF CONTENTS

ARTICLE I CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS
1.1 Transactions	2
1.2 Transaction Taxes	4
1.3 Proration of 2007 Ad Valorem Taxes	4

ARTICLE II CLOSING
2.1 Closing	4
2.2 Deliveries at the Closing	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS
3.1 Organization and Existence	5
3.2 Authority and Approval	6
3.3 No Conflict	6
3.4 Consents	7
3.5 Laws and Regulations; Litigation	7
3.6 No Adverse Changes	8
3.7 Employee Benefits	8
3.8 Management Projections; Financial and Operational Information	8
3.9 Environmental Matters	8
3.10 Contracts	9
3.11 Compression Equipment	9
3.12 Sufficiency of Assets	10
3.13 Licenses; Permits	10
3.14 Insurance	10
3.15 Delivery of Opinion	10
3.16 Brokerage Arrangements	10
3.17 Investment	10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE RECIPIENTS
4.1 Organization and Existence	11
4.2 Authority and Approval	11
4.3 Delivery of Opinion	11
4.4 Brokerage Arrangements	11
4.5 Newly Issued Common Units	11

ARTICLE V CONDITIONS TO CLOSING
5.1 Conditions to Each Party’s Obligation to Effect the Transactions	12
5.2 Conditions to the Obligation of the Recipients	12
5.3 Conditions to the Obligations of the Contributors and UCO 2005	13

ARTICLE VI COVENANTS, ETC.
6.1 Regulatory Filings; Consents	13
6.2 Independent Investigation	14

-i-

6.3 Inadvertent Transfers of Excluded Assets	14
6.4 General	14
6.5 Revisions to Schedules A and B	14

ARTICLE VII INDEMNIFICATION
7.1 Indemnification of the Contributors	14
7.2 Indemnification of the Recipients	15
7.3 Demands	15
7.4 Right to Contest and Defend	15
7.5 Cooperation	16
7.6 Right to Participate	16
7.7 Payment of Damages	16
7.8 Limitations on Indemnification	16
7.9 Survival	17
7.10 Sole Remedy	17
7.11 Express Negligence Rule	17

ARTICLE VIII TERMINATION
8.1 Events of Termination	18
8.2 Effect of Termination	18

ARTICLE IX MISCELLANEOUS
9.1 Transfer Restrictions	19
9.2 Registration Rights of MLP LP LLC and its Affiliates	19
9.3 Expenses	22
9.4 Notices	22
9.5 Governing Law	23
9.6 Public Statements	23
9.7 Form of Payment	23
9.8 Entire Agreement; Amendments and Waivers	23
9.9 Binding Effect and Assignment	24
9.10 Severability	24
9.11 Interpretation	24
9.12 Headings and Schedules	24
9.13 Counterparts	24
9.14 Regarding UCO 2005	24

-ii-

EXHIBITS AND SCHEDULES

Exhibit A	UCO 2005 Bill of Sale
Exhibit B	Compressor Holding Bill of Sale
Exhibit C	Holding LP Bill of Sale
Exhibit D	Holding GP Bill of Sale
Exhibit E	UCI Bill of Sale
Exhibit F	MLP Bill of Sale
Exhibit G	OLP Bill of Sale
Exhibit H	Amendment to Omnibus Agreement

Schedule A	UCO 2005 Compression Equipment
Schedule B	Compressor Holding Compression Equipment
Schedule 3.3	No Conflict
Schedule 3.5	Laws and Regulations; Litigation
Schedule 3.6	No Adverse Changes
Schedule 3.10	Contracts
Schedule 3.11	Compression Equipment
Schedule 3.14	Insurance

-iii-

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
     This Contribution, Conveyance and Assumption Agreement (the “Agreement”) is made and entered into as of May 29, 2007 by and among Universal Compression, Inc., a Texas corporation (“UCI”), UCO Compression 2005 LLC, a Delaware limited liability company (“UCO 2005”), UCI Leasing Holding GP LLC, a Delaware limited liability company (“Holding GP”), UCI Leasing Holding LP LLC, a Delaware limited liability company (“Holding LP”), UCI Compressor Holding, L.P., a Delaware limited partnership (“Compressor Holding LP”), UCO GP, LLC, a Delaware limited liability company (“GP LLC”), UCI GP LP LLC, a Delaware limited liability company (“LP LLC”), UCO General Partner, LP, a Delaware limited partnership (“GP”), UCI MLP LP LLC, a Delaware limited liability company (“MLP LP LLC”), UCLP OLP GP LLC, a Delaware limited liability company (“OLP GP”), UC Operating Partnership, L.P., a Delaware limited partnership (“OLP”), UCLP Leasing GP LLC, a Delaware limited liability company (“Leasing GP”), UCLP Leasing, L.P., a Delaware limited partnership (“Leasing LP”), and Universal Compression Partners, L.P., a Delaware limited partnership (“MLP”).
RECITALS:
     WHEREAS, at the Closing (as defined below), each of the following events shall occur:
     1. UCO 2005 will distribute to UCI, and UCI will accept from UCO 2005, certain Compression Equipment (as defined below) set forth on Schedule A, as amended as of the Closing Date in accordance with Section 6.5, (the “UCO 2005 Compression Equipment”) and the compression services agreements related thereto (other than the provisions thereof, if any, pursuant to which services other than Competitive Services (as defined in that certain Omnibus Agreement (the “Omnibus Agreement”), dated as of October 20, 2006, by and among Universal Compression Holdings, Inc., a Delaware corporation (“UCH”), UCI, GP LLC, GP, MLP, OLP GP and OLP) are to be provided) (the “UCO 2005 CSAs”) pursuant to and in accordance with that certain Bill of Sale between UCO 2005 and UCI dated as of the date hereof in the form set forth as Exhibit A (the “UCO 2005 Bill of Sale”);
     2. Compressor Holding LP will distribute to Holding GP, and Holding GP will accept from Compressor Holding LP, an undivided 0.001% interest in certain Compression Equipment set forth on Schedule B, as amended as of the Closing Date in accordance with Section 6.5, (the “Compressor Holding Compression Equipment”), and Compressor Holding LP will distribute to Holding LP, and Holding LP will accept from Compressor Holding LP, an undivided 99.999% interest in the Compressor Holding Compression Equipment, all pursuant to and in accordance with that certain Bill of Sale by and between Compressor Holding LP, Holding GP and Holding LP dated as of the date hereof in the form set forth as Exhibit B (the “Compressor Holding Bill of Sale”);
     3. Holding LP will distribute to Holding GP, and Holding GP will accept from Holding LP, its undivided 99.999% interest in the Compressor Holding Compression Equipment pursuant to and in accordance with that certain Bill of Sale between Holding LP and Holding GP dated as of the date hereof in the form set forth as Exhibit C (the “Holding LP Bill of Sale”)

     4. Holding GP will distribute to UCI, and UCI will accept from Holding GP, the Compressor Holding Compression Equipment pursuant to and in accordance with that certain Bill of Sale between Holding GP and UCI dated as of the date hereof in the form set forth as Exhibit D (the “Holding GP Bill of Sale”);
     5. UCI will contribute the UCO 2005 Compression Equipment and the Compressor Holding Compression Equipment (together, the “Compression Equipment”), along with the UCO 2005 CSAs and the compression services agreements related to the Compressor Holding Compression Equipment (other than the provisions thereof, if any, pursuant to which services other than Competitive Services (as defined in the Omnibus Agreement) are to be provided) (the “UCI CSAs,” and, together with the UCO 2005 CSAs, the “CSAs”), to MLP pursuant to and in accordance with that certain Bill of Sale between UCI and MLP dated as of the date hereof in the form set forth as Exhibit E (the “UCI Bill of Sale”) as a capital contribution to MLP (of which (i) an undivided 1.99998% interest shall be deemed made to LP LLC, by LP LLC to GP and by GP to MLP, (ii) an undivided 0.00002% interest shall be deemed made to GP LLC, by GP LLC to GP and by GP to MLP and (iii) an undivided 98% interest shall be deemed made to MLP LP LLC and by MLP LP LLC to MLP) in exchange for (A) MLP’s issuance of $70.0 million of common units (the “New Common Units”) representing limited partner interests in MLP to MLP LP LLC, (B) MLP’s issuance of $2.9 million of general partner units (the number of which will be derived from the number of common units that constitute New Common Units) in MLP in consideration of GP’s continuation of its 2% general partner interest in MLP and (C) MLP’s assumption of $159.6 million of UCI’s indebtedness under UCI’s credit agreement (the “Assumed Debt”);
     6. MLP will contribute the Compression Equipment and the CSAs to OLP pursuant to and in accordance with that certain Bill of Sale between MLP and OLP dated as of the date hereof in the form set forth as Exhibit F (the “MLP Bill of Sale”) as a capital contribution to OLP (of which an undivided 0.001% interest shall be deemed made to OLP GP and by OLP GP to OLP) and in exchange for OLP’s assumption of the Assumed Debt;
     7. OLP will contribute the Compression Equipment to Leasing LP pursuant to and in accordance with that certain Bill of Sale between OLP and Leasing LP dated as of the date hereof in the form set forth as Exhibit G (the “OLP Bill of Sale”) as a capital contribution to Leasing LP (of which an undivided 0.001% interest shall be deemed made to Leasing GP and by Leasing GP to Leasing LP);
     8. OLP will retire and repay the Assumed Debt.
     NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE I
CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS
     1.1 Transactions. On the terms and subject to the conditions of this Agreement, at the Closing, each of the following transactions (collectively, the “Transactions”) will occur:

          (a) UCO 2005 will grant, distribute, bargain, convey, assign, transfer, set over and deliver to UCI, its successors and assigns, for its own use forever, all right, title and interest in and to the UCO 2005 Compression Equipment and the UCO 2005 CSAs, and UCI will accept such 2005 Compression Equipment and UCO 2005 CSAs as a distribution from UCO 2005, as further evidenced by the execution and delivery of the UCO 2005 Bill of Sale by UCO 2005 and UCI;
          (b) Compressor Holding LP will grant, distribute, bargain, convey, assign, transfer, set over and deliver (i) to Holding GP, its successors and assigns, for its own use forever, all right, title and interest in and to an undivided 0.001% interest in the Compressor Holding Compression Equipment, and Holding GP will accept such interest in the Compressor Holding Compression Equipment as a distribution from Compressor Holding LP, and (ii) to Holding LP, its successors and assigns, for its own use forever, all right, title and interest in and to an undivided 99.999% interest in the Compressor Holding Compression Equipment, and Holding LP will accept such interest in the Compressor Holding Compression Equipment as a distribution from Compressor Holding LP, both as further evidenced by the execution and delivery of the Compressor Holding Bill of Sale by Compressor Holding LP, Holding GP and Holding LP;
          (c) Holding LP will grant, distribute, bargain, convey, assign, transfer, set over and deliver to Holding GP, its successors and assigns, for its own use forever, all right, title and interest in and to its undivided 99.999% interest in the Compressor Holding Compression Equipment, and Holding GP will accept such interest in the Compressor Holding Compression Equipment as a distribution from Holding LP, as further evidenced by the execution and delivery of the Holding LP Bill of Sale by Holding LP and Holding GP;
          (d) Holding GP will grant, distribute, bargain, convey, assign, transfer, set over and deliver to UCI, its successors and assigns, for its own use forever, all right, title and interest in and to the Compressor Holding Compression Equipment, and UCI will accept the Compressor Holding Compression Equipment as a distribution from Holding GP, as further evidenced by the execution and delivery of the Holding GP Bill of Sale by Holding GP and UCI;
          (e) UCI will grant, contribute, bargain, convey, assign, transfer, set over and deliver to MLP, its successors and assigns, for its own use forever, all right, title and interest in and to the Compression Equipment and the CSAs, and MLP will accept such Compression Equipment and assume such CSAs as a capital contribution to MLP (of which (i) an undivided 1.99998% interest shall be deemed made to LP LLC, by LP LLC to GP and by GP to MLP, (ii) an undivided 0.00001% interest shall be deemed made to GP LLC, by GP LLC to GP and by GP to MLP and (iii) an undivided 98% interest shall be deemed made to MLP LP LLC and by MLP LP LLC to MLP) in exchange for (i) MLP’s issuance of the New Common Units to MLP LP LLC, (ii) GP’s continuation of its 2% general partner interest in MLP and (iii) MLP’s assumption of the Assumed Debt, as further evidenced by the execution and delivery of the UCI Bill of Sale by UCI and MLP;
          (f) MLP will grant, contribute, bargain, convey, assign, transfer, set over and deliver to OLP, its successors and assigns, for its own use forever, all right, title and interest in and to the Compression Equipment and the CSAs, and OLP will accept such Compression

Equipment and assume such CSAs as a capital contribution to OLP (of which an undivided 0.001% interest shall be deemed made to OLP GP and by OLP GP to OLP) in exchange for OLP’s assumption of the Assumed Debt, as further evidenced by the execution and delivery of the MLP Bill of Sale by MLP and OLP;
          (g) OLP will grant, contribute, bargain, convey, assign, transfer, set over and deliver to Leasing LP, its successors and assigns, for its own use forever, all right, title and interest in and to the Compression Equipment, and Leasing LP will accept such Compression Equipment, as a capital contribution to Leasing LP (of which an undivided 0.001% interest shall be deemed made to Leasing GP and by Leasing GP to Leasing LP), as further evidenced by the execution and delivery of the OLP Bill of Sale by OLP and Leasing LP; and
          (h) The parties acknowledge that OLP will retire and repay the Assumed Debt.
     1.2 Transaction Taxes. All sales, use, transfer, filing, recordation, registration and similar taxes and fees arising from or associated with the transactions contemplated hereunder other than taxes based on income (“Transaction Taxes”), shall be borne 50% by Compressor Holding LP and UCI (together, the “Contributors”) and 50% by MLP. To the extent under applicable law the transferee is responsible for filing tax returns in respect of Transaction Taxes, MLP shall prepare and file all such returns. The parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible party prior to the due date of such taxes.
     1.3 Proration of 2007 Ad Valorem Taxes. Ad valorem taxes relating to the UCO 2005 Compression Equipment and the Compressor Holding Compression Equipment for the 2007 year shall be prorated on a daily basis between MLP on the one hand and Compressor Holding LP on the other hand, with Compressor Holding LP responsible for the prorated portion of such taxes for the period up to and including the Closing Date and MLP responsible for the prorated portion of such taxes after the Closing Date. The party that receives the ad valorem tax billing (the “Billed Party”) shall provide a copy of such billing to the other party together with a calculation of the prorated ad valorem taxes owed by each party. The party that did not receive the ad valorem tax billing shall pay its prorated portion of the ad valorem taxes to the Billed Party prior to the due date of such taxes and the Billed Party shall be responsible for the timely payment of the ad valorem taxes to the taxing authorities.
ARTICLE II
CLOSING
     2.1 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the Transactions will be held at the offices of Baker Botts L.L.P., 910 Louisiana Street, Suite 3200, Houston, Texas at 9:00 a.m., Houston, Texas time on the first business day immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Section 5.1, or, if on such day any condition set forth in Section 5.2 or Section 5.3 has not been fulfilled or waived (in accordance with the provisions hereof) (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), as soon as practicable after all the conditions set forth in Section 5.2 or Section 5.3, as applicable, have been fulfilled or waived in accordance with this Agreement. The date on which the Closing occurs is referred to as the “Closing Date.”
     2.2 Deliveries at the Closing. At the Closing:
          (a) Each party will execute and deliver the bills of sale described in Section 1.1 to which it is a party;
          (b) OLP will assume the Assumed Debt;
          (c) MLP will issue the New Common Units to MLP LP LLC;
          (d) OLP will retire and repay the Assumed Debt;
          (e) The Contributors will deliver to MLP a certificate (i) stating that each of the Contributors is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing their U.S. Employer Identification Numbers and (iii) providing their addresses, all pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”);
          (f) The Contributors will deliver, or cause to be delivered, to MLP all other documents, certificates and other instruments required to be delivered or caused to be delivered by the Contributors pursuant hereto;
          (g) Each party will execute and deliver all other documents, certificates and other instruments required to be delivered or caused to be delivered by it pursuant to this Agreement; and
          (h) Each party to the Omnibus Agreement will execute an amendment to the Omnibus Agreement in the form set forth as Exhibit H to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS
     Each of the Contributors hereby represents and warrants, jointly and severally, to MLP, OLP and Leasing LP (collectively, the “Recipients”) that:
     3.1 Organization and Existence. Each Contributor and UCO 2005 has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, with full partnership, limited liability company or corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Each Contributor and UCO 2005 is duly qualified to transact business and is in good standing as a foreign limited partnership, foreign limited liability company or foreign corporation in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a material adverse effect on the business, financial or operating condition or results of operations of the Business (defined herein) or the Assets (defined herein), taken as a whole (a “Material Adverse Effect”).
     3.2 Authority and Approval. Each of the Contributors and UCO 2005 has the partnership, limited liability company or corporate power and authority to execute and deliver this Agreement, to consummate the Transactions and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by the Contributors and UCO 2005 of this Agreement, the performance by each of them of all the terms and conditions hereof to be performed by it and the consummation of the Transactions have been duly authorized and approved by all requisite limited partnership, limited liability company or corporate action of each of the Contributors and UCO 2005. This Agreement constitutes the valid and binding obligation of each of the Contributors and UCO 2005, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
     3.3 No Conflict. Except as set forth in Schedule 3.3, this Agreement and the execution and delivery hereof by the Contributors and UCO 2005 do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:
          (a) conflict with any of the provisions of the charter documents or bylaws or equivalent governing instruments of the Contributors or UCO 2005 or the provisions of the CSAs;
          (b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any Contributor or UCO 2005;
          (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage, lien or material agreement, contract, commitment or instrument to which any Contributor or UCO 2005 is a party or by which it is bound or to which any of its property is subject;
          (d) result in the creation of, or afford any person the right to obtain, any material lien, charge or encumbrance on the capital stock or other equity interests, property or assets of any Contributor or UCO 2005 under any such material indenture, mortgage, lien, agreement, contract, commitment or instrument; or
          (e) result in the revocation, cancellation, suspension or material modification, singly or in the aggregate, of any Governmental Approval (as defined below) any Contributor possesses that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted, including any Governmental Approvals under any applicable Environmental Law (as defined below);
except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect and except for such as will have been cured by Closing.
     3.4 Consents. Other than filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “HSR Act”) and except for notice to, or consent of, Governmental Authorities (as defined below) related to the transfer of environmental permits, no consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, (each a “Governmental Approval”) any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (collectively, “Governmental Authorities”) or other person or entity is required to be obtained or made by or with respect to the Contributors or UCO 2005 in connection with:
          (a) the execution, delivery, and performance of this Agreement or the consummation of the Transactions;
          (b) the enforcement against the Contributors or UCO 2005 of their respective obligations hereunder; or
          (c) following the Closing, the conduct by MLP of the business (the “Business”) represented by the Compression Equipment and CSAs (the “Assets”) as it was conducted immediately prior to the Closing.
     3.5 Laws and Regulations; Litigation. Schedule 3.5 sets forth a list as of the date of this Agreement of all pending claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) with respect to which any of the Contributors or UCO 2005 has been contacted in writing by or on behalf of the plaintiff or claimant, against or affecting the Business or the Assets or the Contributors’ or UCO 2005’s ownership of the Business or the Assets (other than Litigation under any Environmental Law, which is the subject of Section 3.9) and that (i) would individually, or in the aggregate, have a Material Adverse Effect or (ii) seek any material injunctive relief. Except as set forth in Schedule 3.5 or as would not, individually or in the aggregate, have a Material Adverse Effect, the Contributors and UCO 2005 are not in violation of or in default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.9) of any Governmental Authority applicable to it and, except to the extent set forth in Schedule 3.5, there is no Litigation (other than Litigation under any Environmental Law, which is the subject of Section 3.9) pending or, to any Contributor’s knowledge, threatened against or affecting such Contributor or UCO 2005, its properties or its assets, at law or in equity, by or before any Governmental Authority having jurisdiction over such Contributor or UCO 2005. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Litigation is pending or, to any Contributor’s knowledge, threatened to which any Contributor or UCO 2005 is or may become a party that questions or involves the validity or enforceability of any of such Contributor’s or UCO 2005’s obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the Transactions.

     3.6 No Adverse Changes. Except as set forth in Schedule 3.6 and for changes in the ordinary course of business due to matters that generally affect the economy or the industry in which the Business is engaged (including but not limited to fluctuations in the prices of natural gas or crude oil or any derivative of natural gas or crude oil), since April 1, 2007 there have been no changes in the Assets or the liabilities, financial or operational condition or results of operations of the Business that have a Material Adverse Effect. Except as set forth in Schedule 3.6, since January 1, 2006 the Contributors have caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted.
     3.7 Employee Benefits. The Business does not have and never has had any employees. None of the Contributors is a party to or is bound by any collective bargaining agreement with respect to any employees who perform services in connection with the Business. The Business does not and has never sponsored, maintained, contributed to or been a party to any employee benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, or any other employee benefit or compensation arrangement, agreement or program.
     3.8 Management Projections; Financial and Operational Information. The projections (including projections of maintenance capital required for the Assets) provided to the MLP (including those provided to A.G. Edwards & Sons, Inc. (“A.G. Edwards”), the financial advisor to the conflicts committee (the “Conflicts Committee”) of the Board of Directors of GP LLC) by the Contributors as part of MLP’s due diligence review of the Business in connection with this Agreement are consistent with management’s current expectations. The information regarding horsepower, revenues and costs of sales relating to the Assets and the Business provided to A.G. Edwards as part of its review of the Assets for the Conflicts Committee (the “Financial and Operational Information”) is materially correct and materially complete for the periods covered, and is derived from the Contributors’ books and records.
     3.9 Environmental Matters. With respect to the Business, except as do not (individually or in the aggregate) have a Material Adverse Effect, the Contributors (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the prevention of pollution or protection of the environment or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received all permits required of them under applicable Environmental Laws to conduct the Business as presently conducted, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

     3.10 Contracts.
          (a) True and complete copies of the CSAs have been made available to MLP. Except as set forth in Schedule 3.10, the Contributors and UCO 2005 are not and, to the Contributors’ knowledge, no other party is in default under or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under or a breach or violation or lapse of) any term, condition or provision of any CSA except for defaults, breaches, violations or events that, individually or in the aggregate, do not have a Material Adverse Effect.
          (b) Each of the CSAs constitutes a valid, binding and enforceable obligation of the Contributors or UCO 2005, as applicable, that are parties thereto and, to the Contributors’ knowledge, enforceable obligations of any other party thereto, in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and no defenses, off-sets or counterclaims have been asserted or, to the Contributors’ knowledge, threatened by any party thereto, nor has any Contributor or UCO 2005 waived any material rights thereunder.
          (c) Except as set forth in Schedule 3.10, to the Contributors’ knowledge, (i) none of the Contributors or UCO 2005 has received any compensation for services provided under any CSA that is subject to any refund or creates any repayment obligation either by or to any Contributor or UCO 2005, and there is no basis for a claim that a refund is due and (ii) OLP will be entitled to receive the full contract price, in accordance with the terms of each CSA, for all services provided under that CSA on and after the Closing Date.
     3.11 Compression Equipment.
          (a) The Contributors and UCO 2005 have good and valid title to the Compression Equipment, in each case free and clear of all security interests, liens, mortgages, pledges, charges, encumbrances and rights of others (“Liens”) for sums not yet due except (i) those set forth in Schedule 3.11, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens for taxes that are not due and payable or that may thereafter be paid without penalty, (iv) Liens, securing debt of any Contributor or UCO 2005, that will be released prior to or as of the Closing (a complete list of which is set forth on Schedule 3.11) and (v) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary conduct of the Business (the Liens described in clauses (i), (ii), (iii), (iv) and (v) above are hereinafter referred to collectively as “Permitted Liens”), as well as free and clear of all preferential purchase rights, options or other rights to purchase.
          (b) All the Compression Equipment is in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with applicable laws and regulations, as well as generally accepted industry practice, and is adequate for the purposes for which it is currently being used or held for use.

     3.12 Sufficiency of Assets. The Assets constitute all of the assets necessary to conduct the Business in a manner materially consistent with the Financial and Operational Information.
     3.13 Licenses; Permits. The Contributors hold all licenses, permits and authorizations (other than environmental permits, which are the subject of Section 3.9) that are necessary for the conduct of the Business and the ownership and current operation of the Assets, each in compliance with applicable law and regulation of Governmental Authorities, except for those the failure of which to have, individually or in the aggregate, does not have a Material Adverse Effect. The Contributors have complied in all material respects with all terms and conditions thereof.
     3.14 Insurance. The Contributors or their affiliates maintain policies of fire and casualty, liability, and other forms of insurance in such amounts, with such deductibles, and against such risks and losses as are, in the Contributors’ judgment, reasonable for the Business and the Assets, and all such policies are listed on Schedule 3.14. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To the Contributors’ knowledge, the activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.
     3.15 Delivery of Opinion. Merrill Lynch, Pierce, Fenner & Smith Incorporated, the financial advisor to the Board of Directors of UCH, has delivered an opinion to UCI that the consideration to be received by UCI as consideration for the Assets and the Assumed Debt pursuant to this Agreement is fair to UCI from a financial point of view.
     3.16 Brokerage Arrangements. None of the Contributors or UCO 2005 has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate MLP to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the Transactions.
     3.17 Investment. MLP LP LLC is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Contributors are familiar with investments of the nature of the New Common Units, understand that this investment involves substantial risks, have adequately investigated MLP and the New Common Units, and have substantial knowledge and experience in financial and business matters such that they are capable of evaluating, and have evaluated, the merits and risks inherent in purchasing the New Common Units, and are able to bear the economic risks of such investment. The Contributors have had the opportunity to visit with MLP and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of MLP, have received all materials, documents and other information that the Contributors deem necessary or advisable to evaluate MLP and the New Common Units, and have made their own independent examination, investigation, analysis and evaluation of MLP and the New Common Units, including their own estimate of the value of the New Common Units. The Contributors have undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of MLP) as the Contributors deem adequate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE RECIPIENTS
     Each of the Recipients hereby represents and warrants, jointly and severally, to the Contributors and UCO 2005 that:
     4.1 Organization and Existence. Each of the Recipients is a limited partnership validly existing and in good standing under the laws of the State of Delaware, with full partnership power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Each of the Recipients is duly qualified to transact business as a foreign partnership and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a material adverse effect on the business, financial condition or results of operations of the Recipients, taken as a whole (a “Recipient Material Adverse Effect”).
     4.2 Authority and Approval. Each of the Recipients has the partnership power and authority to execute and deliver this Agreement, to consummate the Transactions and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by the Recipients of this Agreement, the performance by each of them of all the terms and conditions hereof to be performed by it and the consummation of the Transactions have been duly authorized and approved by all requisite partnership action of each of the Recipients. This Agreement constitutes the valid and binding obligation of each of the Recipients, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
     4.3 Delivery of Opinion. A.G. Edwards has delivered an opinion to the Conflicts Committee that the aggregate consideration to be paid by the Recipients as consideration for the Assets pursuant to this Agreement is fair to the common unitholders of MLP (other than UCI and its subsidiaries) from a financial point of view.
     4.4 Brokerage Arrangements. No Recipient has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate the Contributors or any of their affiliates (other than the Recipients) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the Transactions.
     4.5 Newly Issued Common Units. The New Common Units being issued at Closing will be, when issued in consideration for the contribution by the Contributors of the Assets, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in MLP’s limited partnership agreement).

ARTICLE V
CONDITIONS TO CLOSING
     5.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each party to proceed with the Closing is subject to the satisfaction or waiver by each of the parties to this Agreement (subject to applicable laws) on or prior to the Closing Date of all of the following conditions:
          (a) All necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
          (b) All necessary consents, waivers, conditions precedent or similar transfer restrictions held by or to be granted by any third party, other than any Governmental Authority, required for the consummation of the Transactions shall have been made and obtained, except where the failure to so obtain does not have a Material Adverse Effect or Recipient Material Adverse Effect or materially impair the ability of the parties to consummate the Transactions.
          (c) No party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the Transactions and no statute, rule, regulation, order, decree or injunction enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the Transactions, shall be in effect.
          (d) OLP shall have access to funds (on terms reasonably acceptable to the Conflicts Committee in its sole discretion) sufficient to retire and repay the Assumed Debt.
          (e) MLP and MLP LP LLC shall have agreed upon the number of MLP common units that will constitute the New Common Units and the terms of the issuance of those units.
     5.2 Conditions to the Obligation of the Recipients. The obligation of the Recipients to proceed with the Closing is subject to the satisfaction or waiver by the Recipients on or prior to the Closing Date of the following conditions: (a) the Contributors and UCO 2005 shall have materially performed their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and (b) the representations and warranties of the Contributors made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect; provided, that Schedule A and Schedule B, as updated pursuant to Section 6.5, shall not, taken together, reflect less than an aggregate of 265,000 operating horsepower of compression. The Contributors shall have delivered to the Recipients a certificate dated the Closing Date and signed by an authorized officer of each of the Contributors confirming the foregoing matters set forth in this Section 5.2.

     5.3 Conditions to the Obligations of the Contributors and UCO 2005. The obligation of the Contributors and UCO 2005 to proceed with the Closing is subject to the satisfaction or waiver by the Contributors on or prior to the Closing Date of the following conditions: (a) the Recipients shall have materially performed their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and (b) the representations and warranties of the Recipients made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Recipient Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Recipient Material Adverse Effect. The Recipients shall have delivered to the Contributors and UCO 2005 a certificate dated the Closing Date and signed by an authorized officer of each of the Recipients confirming the foregoing matters set forth in this Section 5.3.
ARTICLE VI
COVENANTS, ETC.
     6.1 Regulatory Filings; Consents.
          (a) As promptly as practicable but in any event not later than five business days after the date of this Agreement, the Contributors and the Recipients shall file with the Federal Trade Commission and the Department of Justice any notifications and other documents required to be filed by such party under the HSR Act with respect to the Transactions. The parties shall consult with each other to respond promptly to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The Recipients will pay all filing fees under the HSR Act but each party will bear its own costs for the preparation of any such filing.
          (b) The Contributors and the Recipients shall in good faith cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use commercially reasonable efforts to obtain the transfer or issuance to the Recipients of all necessary consents, approvals and authorizations of all Governmental Authorities at the earliest possible date and (iv) use commercially reasonable efforts to obtain all consents, approvals and authorizations of all other parties, in the case of each of clauses (i) through (iv) above as are necessary or advisable to consummate the transactions contemplated by this Agreement at the earliest possible date or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which any of the Contributors or UCO 2005 or the Recipients is a party or by which any of them is bound.
          (c) Notwithstanding anything in this Agreement, the Recipients agree that the Contributors’ obligations under this Agreement shall in no way require any Contributor or UCO 2005 to accept any condition or requirement of any regulatory approval that is or could reasonably be determined to be adverse to any Contributor, UCO 2005 or UCH.

     6.2 Independent Investigation. The Recipients acknowledge that in making the decision to enter into this Agreement and to consummate the Transactions, they have relied solely on their own independent investigation of the Business and the Assets and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of the parties in this Agreement and without affecting or impairing its right to rely thereon, THE RECIPIENTS ACKNOWLEDGE THAT THE CONTRIBUTORS HAVE NOT MADE, AND THE CONTRIBUTORS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS OR THE BUSINESS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).
     6.3 Inadvertent Transfers of Assets. In the event that any assets are inadvertently transferred by any Contributor or UCO 2005 as part of the Assets, the applicable Recipient shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as UCI may reasonably request, as may be necessary or advisable to effect or evidence the transfer of those assets to UCI or such affiliate as UCI so directs.
     6.4 General. Subject to Section 6.1(c), each party hereto will use good-faith commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement.
     6.5 Revisions to Schedules A and B. Prior to the Closing, UCO 2005 and UCI shall revise Schedule A and Schedule B to reflect the UCO 2005 Compression Equipment and the Compressor Holding Compression Equipment, respectively, then serving the customers that are parties to the CSAs, with such changes from the Schedule A and Schedule B provided at signing to reflect only those changes in the equipment serving the customers that occur in the ordinary course of business.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification of the Contributors. Solely for the purpose of indemnification in this Section 7.1, the representations and warranties of the Recipients in this Agreement shall be deemed to have been made without regard to any materiality or Recipient Material Adverse Effect qualifiers. From and after the Closing Date, the Recipients shall indemnify and hold the Contributors and UCO 2005 and their affiliates (other than the Recipients and their respective subsidiaries), equity holders, directors, officers, employees, agents, representatives and insurers (together with the Contributors and UCO 2005, the “Contributor Parties”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the Contributor Parties as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of any Recipient in this Agreement, (b) any breach of any agreement or covenant under this Agreement on the part of any Recipient or (c) the ownership, operation or conduct of the Businesses or the Assets on or after the Closing Date, other than those for which the Recipients may be indemnified by the Contributors hereunder.
     7.2 Indemnification of the Recipients. Solely for the purpose of indemnification in this Section 7.2, the representations and warranties of the Contributors in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. The Contributors shall indemnify and hold the Recipients and their respective affiliates (other than any of the Contributor Parties), equity holders (other than any of the Contributor Parties), directors, officers, employees, agents, representatives and insurers (together with the Recipients, the “Recipient Parties”) harmless from and against any and all Damages suffered by the Recipient Parties as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of any Contributor in this Agreement, (b) any breach of any agreement or covenant under this Agreement on the part of any Contributor or (c) the ownership, operation or conduct of the Business or the Assets prior to the Closing Date.
     7.3 Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.
     7.4 Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 7.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.
     Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
     7.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
     7.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.
     7.7 Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all tax benefits and other reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages.
     7.8 Limitations on Indemnification.
          (a) To the extent the Recipient Parties are entitled to indemnification for Damages pursuant to Section 7.2(a) or (b), the Contributors shall not be liable for those Damages unless the aggregate amount of Damages exceeds $2.3 million (the “Deductible”), and then only to the extent of any such excess; provided, that the Contributors shall not be liable for Damages that exceed, in the aggregate, $23.4 million less the Deductible.

          (b) Notwithstanding clause (a) above, to the extent the Recipient Parties are entitled to indemnification for Damages for claims arising from fraud, the Contributors shall be fully liable for such Damages without respect to the Deductible or the limitations in Section 7.8(a).
          (c) To the extent the Contributor Parties are entitled to indemnification for Damages pursuant to Section 7.1(a) or (b), the Recipients shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess; provided, that the Recipients shall not be liable for Damages that exceed, in the aggregate, $23.4 million less the Deductible.
          (d) Notwithstanding clause (c) above, to the extent the Contributor Parties are entitled to indemnification for Damages pursuant to Section 7.1(c) or for claims arising from fraud, the Recipients shall be fully liable for such Damages without respect to the Deductible and the limitations in Section 7.8(c).
     7.9 Survival.
          (a) The liability of the Contributors for the breach of any of the representations and warranties of the Contributors set forth in Sections 3.1, 3.2, 3.3 and 3.11(a) shall be limited to claims for which the Recipients deliver written notice to the Contributors on or before the date that is two years after the Closing Date. The liability of the Contributors for the breach of any of the representations and warranties of the Contributors set forth in Article III other than those set forth in the immediately previous sentence shall be limited to claims for which the Recipients deliver written notice to the Contributors on or before the date that is one year after the Closing Date.
          (b) The liability of the Recipients for the breach of any of the representations and warranties of the Recipients set forth in Article IV shall be limited to claims for which the Contributors deliver written notice to the Recipients on or before the date that is one year after the Closing Date.
     7.10 Sole Remedy. After the Closing, no party shall have liability under this Agreement or the Transactions except as is provided in this Article VII (other than claims or causes of action arising from fraud).
     7.11 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE RECIPIENTS AND THE CONTRIBUTORS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS

AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.
ARTICLE VIII
TERMINATION
     8.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by mutual written consent of UCI and MLP;
          (b) by either UCI or MLP in writing after the date that is six months after the date of this Agreement if the Closing has not occurred by that date, provided that as of that date the terminating party is not in default under this Agreement;
          (c) by either UCI or MLP in writing without prejudice to other rights and remedies the terminating party or its affiliates may have (provided the terminating party and its affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party or its affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of 30 days following written notice from the non-defaulting party to cure any breach of this Agreement, if the breach is curable;
          (d) by either UCI or MLP in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the parties that prohibits or restrains any party from consummating the Transactions; provided, that the applicable party shall have used its reasonable best efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority; or
          (e) by UCI, if any Governmental Authority shall have (i) issued a second request with respect to its review of the Transactions under the HSR Act or (ii) indicated that any Contributor or UCO 2005 may be required to accept any condition or requirement of any regulatory approval that is or could reasonably be determined to be adverse to that Contributor or UCO 2005.
     8.2 Effect of Termination. In the event of the termination of this Agreement by a party as provided in Section 8.1, this Agreement shall thereafter become void except for this Section 8.2 and Section 9.3. Nothing in this Section 8.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair any rights of any party under this Agreement. If this Agreement is terminated by MLP pursuant to Section 8.1(c), then UCI shall reimburse MLP for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees paid to A.G. Edwards, in either case incurred by the MLP or the Conflicts Committee). If this Agreement is terminated by UCI pursuant to Section 8.1(e), then UCI shall reimburse MLP for 50% of its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (which expenses include legal fees and fees paid to A.G. Edwards, in either case incurred by the MLP or the Conflicts Committee).
ARTICLE IX
MISCELLANEOUS
     9.1 Transfer Restrictions. For a 180-day period beginning on the Closing Date, neither the New Common Units nor any interest therein shall be transferable by the Contributors without the prior written consent of MLP, except for transfers to affiliated entities of the Contributors in compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. MLP shall require (in form and substance reasonably satisfactory to MLP) any proposed permitted transferee of any such New Common Units or any interest therein to be acquired from a Contributor to agree to take and hold such New Common Units or any interest therein subject to the provisions and upon the conditions specified in this Section 9.1. Any transfer of those New Common Units or any interest therein otherwise than in accordance with the terms of this Agreement shall be null and void.
     9.2 Registration Rights of MLP LP LLC and its Affiliates.
          (a) If (i) MLP LP LLC or any affiliate of MLP LP LLC (including for purposes of this Section 9.2, any affiliate of MLP LP LLC at the date of this Agreement notwithstanding that it may later cease to be an affiliate of MLP LP LLC) desires to sell New Common Units and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of New Common Units (the “Holder”) to dispose of the number of New Common Units it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, MLP shall file with the United States Securities and Exchange Commission (the “Commission”) as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all New Common Units covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of New Common Units specified by the Holder; provided, however, that MLP shall not be required to effect more than three registrations pursuant to this Section 9.2(a) and Section 9.2(b); and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to MLP or the limited partners of MLP (other than UCI and its subsidiaries) because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving MLP, (y) require premature disclosure of material information that MLP has a bona fide business purpose for preserving as confidential or (z) render MLP unable to comply with requirements under applicable securities laws, then MLP shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder’s request, such right pursuant to this Section 9.2(a) or Section 9.2(b) not to be utilized more than twice in any 12-month period. Except as provided in the preceding sentence, MLP shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of New Common Units covered thereby not being able to offer and sell such New Common Units at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 9.2(a), MLP shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, MLP would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the New Common Units subject to such registration on a national securities exchange as the Holder shall reasonably request, and (ii) use commercially reasonable efforts to do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such New Common Units in such states. Except as set forth in Section 9.2(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions and excluding the legal fees and other expenses incurred by the Holder) shall be paid by MLP, without reimbursement by the Holder.
          (b) If any Holder holds New Common Units that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of New Common Units it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, MLP shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all New Common Units covered by a shelf registration statement have been sold, a “shelf” registration statement covering the New Common Units specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that MLP shall not be required to effect more than three registrations pursuant to Section 9.2(a) and this Section 9.2(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to MLP and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving MLP, (y) require premature disclosure of material information that MLP has a bona fide business purpose for preserving as confidential or (z) render MLP unable to comply with requirements under applicable securities laws, then MLP shall have the right to suspend such offering or use for a period of not more than three months after receipt of the Holder’s request, such right pursuant to Section 9.2(a) or this Section 9.2(b) not to be utilized more than twice in any 12-month period.
          (c) Except as provided in the first sentence of each of subsection (a) and (b) of this Section 9.2, MLP shall be deemed not to have used all reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of New Common Units covered thereby not being able to offer and sell such New Common Units at any time during such period, unless such action is required by applicable law.

          (d) If MLP shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of MLP for cash (other than an offering relating solely to an employee benefit plan), MLP shall use all reasonable efforts to provide the Holders notice of its intention to file such registration statement and shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that MLP is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 9.2(d) shall be an underwritten offering, then, if the managing underwriter or managing underwriters of such offering advise MLP and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s New Common Units would adversely and materially affect the success of the offering, MLP shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. All costs and expenses of any such registration and offering (other than the underwriting discounts and commissions and excluding the legal fees and other expenses incurred by the Holder) shall be paid by MLP, without reimbursement by the Holder.
          (e) The provisions of Section 9.2(a), Section 9.2(b) and Section 9.2(d) shall continue to be applicable with respect to MLP LP LLC (and any of MLP LP LLC’s affiliates) after GP ceases to be a general partner of MLP, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the New Common Units with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that MLP shall not be required to file successive registration statements covering the same New Common Units for which registration was demanded during such two-year period. The provisions of Section 9.2(d) shall continue in effect thereafter.
          (f) The rights to cause MLP to register New Common Units pursuant to this Section 9.2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such New Common Units if (i) MLP is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the number of New Common Units with respect to which such registration rights are being assigned and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 9.2.
          (g) Any request to register New Common Units pursuant to this Section 9.2 shall (i) specify the New Common Units intended to be offered and sold by the person making the request, (ii) express such person’s present intent to offer such New Common Units for distribution, (iii) describe the nature or method of the proposed offer and sale of New Common Units, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit MLP to comply with all applicable requirements in connection with the registration of such New Common Units.

     9.3 Expenses. Except as otherwise set forth herein, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for effecting the provisions of this Agreement; provided, that UCI shall pay all such expenses of UCO 2005.
     9.4 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:
If to the Contributors (other than UCO 2005) or any other party except the Recipients, addressed to:
Universal Compression, Inc.
4444 Brittmoore Road
Houston, Texas 77041
Attention: General Counsel
Telecopy: (713) 335-7867
with a copy, which will not constitute notice, to:
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
Attention: Ryan J. Maierson
Telecopy: (713) 229-7911
If to UCO 2005, addressed to:
UCO Compression 2005 LLC
c/o Universal Compression, Inc.
4444 Brittmoore Road
Houston, Texas 77041
Attention: General Counsel
Telecopy: (713) 335-7867
with a copy, which will not constitute notice, to:
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
Attention: Ryan J. Maierson
Telecopy: (713) 229-7911

If to the Recipients, addressed to:
Universal Compression Partners, L.P.
4444 Brittmoore Road
Houston, Texas 77041
Attention: James G. Crump
Telecopy: (713) 335-7867
with a copy, which will not constitute notice, to:
Universal Compression Partners, L.P.
4444 Brittmoore Road
Houston, Texas 77041
Attention: General Counsel
Telecopy: (713) 335-7867
Notice given by personal delivery, courier service or telecopier shall be effective upon actual receipt. Notice given by mail shall be effective at the close of business on the third business day following the day when placed in the mail, certified, with postage prepaid and return receipt requested, appropriately addressed. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
     9.5 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.
     9.6 Public Statements. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the Transactions without the consent of the other parties, which shall not be unreasonably withheld or delayed, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or stock exchange regulations.
     9.7 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds by 12:00 noon Houston, Texas time on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.
     9.8 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the schedules hereto (collectively, the “Constituent Documents”), (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person or entity any rights or remedies hereunder except as Article VII contemplates or except as otherwise expressly provided herein or therein. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Constituent Documents, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the Transactions other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     9.9 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties.
     9.10 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.
     9.11 Interpretation. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.12 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those schedules are incorporated in the definition of “Agreement.”
     9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.14 Regarding UCO 2005. For the avoidance of doubt and for the provision of additional background information, the transfers by UCO 2005 are being made as a distribution on account of the equity owned by UCI in UCO 2005 and are intended to be made in accordance with Section 648 of that certain Indenture, dated October 28, 2005, by UCO 2005 in favor of Wells Fargo Bank, National Association, as indenture trustee (as amended, the “Indenture”). The undertakings of UCO 2005 herein are limited as set forth herein to take into account the special operational limitations set forth in that Indenture and the constituent documents of UCO 2005.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
SIGNATURE PAGE FOLLOWS]

EXECUTED as of the date first set forth above.

UNIVERSAL COMPRESSION, INC.

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President

UCO COMPRESSION 2005 LLC

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President

UCI LEASING HOLDING GP LLC

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President

UCI LEASING HOLDING LP LLC

By:	/s/ Pamela A. Jasinski

Name: Pamela A. Jasinski
Title: Manager

UCI COMPRESSOR HOLDING, L.P.

By:	UCI Leasing Holding GP LLC, its general partner

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President
Contribution Agreement Signature Page

UCO GP, LLC

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President

UCI GP LP LLC

By:	/s/ Pamela A. Jasinski

Name: Pamela A. Jasinski
Title: Manager

UCO GENERAL PARTNER, LP

By:	UCO GP, LLC, its general partner

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President

UCI MLP LP LLC

By:	/s/ Pamela A. Jasinski

Name: Pamela A. Jasinski
Title: Manager

UCLP OLP GP LLC

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President
Contribution Agreement Signature Page

UC OPERATING PARTNERSHIP, L.P.

By:	UCLP OLP GP LLC, its general partner

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President

UCLP LEASING GP LLC

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President

UCLP LEASING, L.P.

By:	UCLP Leasing GP LLC, its general partner

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President

UNIVERSAL COMPRESSION PARTNERS, L.P.

By:	UCO General Partner, LP, its general partner

By:	UCO GP, LLC, its general partner

By:	/s/ J. Michael Anderson

Name: J. Michael Anderson
Title: Senior Vice President
Contribution Agreement Signature Page